PAR PHARMACEUTICAL LOGO                                           Exhibit 99.1





Contacts:
Stephen J. Mock
Cecelia C. Heer
Par Pharmaceutical Companies, Inc.
(201) 802-4000


                   PAR PHARMACEUTICAL REPORTS SECOND-QUARTER
                               SALES AND EARNINGS

 COMPANY REPORTS SECOND-QUARTER TOTAL REVENUES OF $117.0 MILLION, NET INCOME OF $4.6 MILLION AND DILUTED EPS OF $.13, EXCLUDING UNREALIZED LOSS ON INVESTMENT

SPRING VALLEY, NEW YORK, JULY 28, 2005 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported total revenues of $117.0 million for the second quarter ended July 3, 2005. Par reported a net loss in the quarter of $.6 million, or $.02 loss per diluted share. This result includes an unrealized loss of $8.3 million, or $5.2 million after tax, reflecting the impairment of Par's investment in Advancis Pharmaceutical Corporation following the recent release of results from Advancis' Amoxicillin PULSYS Phase III clinical trials. Excluding this unrealized loss, net income was $4.6 million and diluted earnings per share were $.13. This is compared with reported revenues of $212.5 million, net income of $29.9 million, and diluted earnings per share of $.85 in 2004.

"In the second quarter, Par invested almost $15 million, and more than $26 million through the first six months, to build a new branded pharmaceutical business," said Scott Tarriff, president and chief executive officer. "And while the quarter's results reflect this substantial investment, the improved performance of our generic business should not be overlooked. Specifically, the April launch of our generic version of Ultracet(R) has exceeded most expectations. Following this month's approval and introduction of Megace(R) ES, Par's first branded pharmaceutical product, we believe that the dilutive impact of building our new branded business is now behind us."

SECOND-QUARTER REVIEW

Tramadol hydrochloride (HCl) and acetaminophen tablets, the generic version of the analgesic Ultracet(R), achieved sales of $30.6 million following its introduction in April. Par was awarded 180 days of marketing exclusivity for being the first to file an Abbreviated New Drug Application (ANDA) containing a paragraph IV certification for the product.

For the second quarter, sales of paroxetine HCl immediate release tablets, the generic version of the antidepressant Paxil(R), were $10.0 million, compared with $77.3 million in 2004. Sales of megestrol acetate oral suspension, the generic form of Megace, were $7.1 million and sales of fluoxetine, the generic version of Prozac(R), were $6.5 million in the quarter. This is compared, respectively, with sales of $18.3 million and $8.4 million in the same period a year ago. The lower sales of these three products reflect the impact of increased generic competition and its corresponding effect on pricing and market share.

Par's second-quarter gross margin was 42 percent of sales, compared to 34 percent in 2004. The increase in the company's gross margin reflects, in part, the introduction of tramadol HCl and acetaminophen tablets, which was developed by Par's wholly-owned subsidiary, Kali Laboratories, Inc. As a new product with 180 days marketing exclusivity, tramadol HCl and acetaminophen tablets have a significantly higher gross margin than most of the company's other products. The increased gross margin also results from lower sales of paroxetine HCl, glyburide and metformin HCl tablets, and metformin HCl extended-release tablets. After profit splits with partners, these three products have significantly lower gross margins than most of Par's other products. Partially offsetting these factors was the write-off of $4.4 million of inventory, most of which included short-dated finished goods. This represents an increase of $1.3 million from the same period a year ago.

Second-quarter selling, general and administrative (SG&A) expense increased 53 percent to $25.2 million. SG&A expense included $6.2 million associated with additional sales and marketing personnel, and pre-launch activities in preparation for the introduction of Megace ES (megestrol acetate) concentrated oral suspension. Increased legal fees and additional personnel costs across various administrative functions also contributed to the increase in SG&A expense during the quarter.

Investment in research and development (R&D) increased 71 percent to $17.4 million in the second quarter of 2005. Par's substantial increase in R&D partially reflects payments to its partner, Advancis Pharmaceutical Corporation, to fund the clinical development of Amoxicillin PULSYS. Also contributing to the rise in R&D expense were increased development costs associated with Megace ES, including the write off of $1.4 million of megestrol acetate concentrated suspension 575 mg/5 mL inventory. The increase in R&D expense also reflects additional personnel in clinical and medical affairs, and last year's acquisition of Kali Laboratories, Inc.

Second-quarter other income includes a $1.5 million net gain on the sale of investments, primarily shares of common stock of New River Pharmaceuticals, Inc. Par purchased shares of New River in an initial public offering on August 5, 2004. Par's investment in New River has a current market value of $24.6 million, representing an unrealized gain of $18.8 million.

SIX-MONTH REVIEW

For the six months ended July 3, 2005, total revenues were $214.5 million, compared with $424.3 million for the same period in 2004. For the first six months of the year, Par reported net income of $1.4 million and diluted earnings per share of $.04. Excluding the unrealized loss on Par's investment in Advancis, net income was $6.6 million and diluted earnings per share were $.19 for the first six months of 2005. This is compared with reported net income of $60.1 million and reported diluted earnings per share of $1.70 for the same period a year ago. Excluding a first-quarter, after-tax gain of $1.7 million associated with the sale of a company facility, net income was $58.4 million and diluted earnings per share were $1.66 for the first six months of 2004.

SG&A expense increased 39 percent to $46.5 million for the first six months of 2005. SG&A expense included $10.0 million associated with additional sales and marketing personnel, and pre-launch activities in advance of the introduction of Megace ES.

For the first six months of 2005, R&D expense doubled to $33.4 million, including $15.1 million for the development of proprietary pharmaceutical products. The substantial increase in R&D underscores Par's commitment to identify, formulate and develop a continuing stream of new branded and generic pharmaceutical products. Par currently has 51 regulatory filings awaiting approval from the U.S. Food and Drug Administration (FDA). This includes 50 ANDAs targeting branded pharmaceutical products with U.S. sales of approximately $30 billion.

For the first six months, other income includes a $2.8 million net gain on the sale of investments, primarily shares of common stock of New River Pharmaceuticals, Inc.

SINCE THE END OF THE FIRST QUARTER OF 2005:

    o Par received FDA approval of Megace ES, a concentrated oral suspension for the treatment of anorexia, cachexia, or an unexplained, significant weight loss in patients with a diagnosis of AIDS. The approval represents the first branded pharmaceutical product developed by Par to be approved for marketing by the FDA. Par began shipping Megace ES 625 mg/5 mL earlier this month;

    o Par announced results of a Phase II proof-of-concept clinical trial with concentrated megestrol acetate oral suspension which utilizes NanoCrystal(R) Technology*. In the trial, patients taking concentrated megestrol acetate 575 mg/5 mL gained more weight, on average, than those taking the older megestrol acetate oral suspension 800 mg/20 mL;

    o Par and its partner, Advancis Pharmaceutical Corporation, failed to achieve the desired microbiological and clinical endpoints in the companies' Amoxicillin PULSYS Phase III clinical trials for the treatment of pharyngitis/tonsillitis;

    o Par acquired an equity interest in Optimer Pharmaceuticals, Inc, a privately held biotechnology company located in San Diego, California, and also entered into a joint development and collaboration agreement for the compound PAR-101, a narrow-spectrum antibiotic with potent activity against CLOSTRIDIUM DIFFICILE; and

    o Par received tentative approval of ondanestron HCl orally disintegrating tablets (ODT), the generic version of Zofran ODT(R), in 4 mg and 8 mg strengths. Par believes it was first to file an ANDA containing a paragraph IV certification for the product and may be entitled up to 180 days of marketing exclusivity.





         * NanoCrystal Technology is a trademark of Elan Pharma International Limited. The brand name Megace was licensed from Bristol-Myers Squibb Company.

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc. The company is also developing an additional line of branded pharmaceutical products for specialty markets, the first of which is Megace ES. Par currently manufactures, markets or licenses more than 90 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.



                                   # # # # #

                                         PAR PHARMACEUTICAL COMPANIES, INC.
                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (In Thousands, Except Per Share Amounts)

                                                           Six Months Ended                      Three Months Ended
                                                           ----------------                      ------------------
                                                       July 3,             July 4,            July 3,            July 4,
                                                        2005                2004               2005               2004
                                                   ----------------    ----------------   ----------------   ----------------
Revenues:
 Net product sales                                    $207,815            $423,243           $116,727           $212,204
 Other product related revenues                          6,726               1,055                313                327
                                                   ----------------    ----------------   ----------------   ----------------
Total revenues                                         214,541             424,298            117,040            212,531
Cost of goods sold                                     126,552             280,629             68,203            139,414
                                                   ----------------    ----------------   ----------------   ----------------
 Gross margin                                           87,989             143,669             48,837             73,117
                                                   ----------------    ----------------   ----------------   ----------------

Operating expenses (income):
 Research and development                               33,387              16,662             17,398             10,184
 Selling, general and administrative                    46,506              33,548             25,154             16,481
 Gain of sale of facility                                    -              (2,812)                 -                  -
 Settlements, net                                            -              (2,846)                 -             (2,846)
                                                   ----------------    ----------------   ----------------   ----------------
   Total operating expenses                             79,893              44,552             42,552             23,819
                                                   ----------------    ----------------   ----------------   ----------------

   Operating income                                      8,096              99,117              6,285             49,298

Other income (expense), net                              2,851                 (75)             1,528                (53)
Investment impairment                                   (8,280)                  -             (8,280)                 -
Interest expense, net                                     (514)               (573)              (368)              (294)

                                                   ----------------    ----------------   ----------------   ----------------
Income (loss) before provision for income taxes          2,153              98,469               (835)            48,951
Provision (benefit) for income taxes                       797              38,403               (214)            19,091
                                                   ----------------    ----------------   ----------------   ----------------
Net income (loss)                                       $1,356             $60,066              ($621)           $29,860
                                                   ================    ================   ================   ================

NET INCOME (LOSS) PER SHARE OF COMMON STOCK:
 BASIC                                                   $0.04               $1.75             ($0.02)             $0.87
                                                   ================    ================   ================   ================
 DILUTED                                                 $0.04               $1.70             ($0.02)             $0.85
                                                   ================    ================   ================   ================

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING:
 BASIC                                                   34,081             34,359             34,186             34,267
                                                   ================    ================   ================   ================
 DILUTED                                                 34,487             35,247             34,186             34,930
                                                   ================    ================   ================   ================

-----------------------------------------------------------------------------------------------------------------------------------

COMPARATIVE ADJUSTED FOR INVESTMENT IMPAIRMENT AND GAIN ON SALE OF FACILITY
---------------------------------------------------------------------------
Net income (loss) as reported above                     $1,356             $60,066              ($621)           $29,860
 Investment impairment, net of tax                       5,217                   -              5,217                  -
 Gain of sale of facility, net of tax                        -              (1,715)                 -                  -
                                                   ----------------    ----------------   ----------------   ----------------
NET INCOME AS ADJUSTED                                  $6,573             $58,351             $4,596            $29,860
                                                   ================    ================   ================   ================

NET INCOME PER SHARE OF COMMON STOCK:
 BASIC                                                   $0.19               $1.70              $0.13              $0.87
                                                   ================    ================   ================   ================
 DILUTED                                                 $0.19               $1.66              $0.13              $0.85
                                                   ================    ================   ================   ================
